EXHIBIT 21.1

                                  SUBSIDIARIES


National Fuel & Energy, Inc., a Wyoming corporation (active).

OnSite Technology, L.L.C., an Oklahoma limited liability company (active).

OnSite Colombia, Inc., a Cayman Island corporation (in liquidation).

OnSite Mexico, L.L.C., a Texas corporation (in liquidation).

OnSite Arabia, Inc., a Cayman Island corporation (active).

Environmental Leasing Company, a Cayman Island corporation (inactive).

OST Equipment Leasing, L.L.C., a Texas corporation (inactive).

Environmental Technology Services, Inc., a Cayman Island corporation (active).


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